EQUITY TRANSFER AGREEMENT

Transferor:
Jia :Yi was born on August 4, 1972,female, a citizen of the PR China.
ID Card No.: 650202720804008
Position: Shareholder and Director of Beijing XinLvZhengBaoCheng Education Technology Co. Ltd..(hereinafter referred to as “Beijing Bao Cheng”)

Transferor:
Wu Peng was born on August 1, 1970 , male, a citizen of the PR China.
ID card No.:413026197008010030
Position: Shareholder and Director of Beijing XinLvZhengBaoCheng Education Technology Co. Ltd.. (hereinafter referred to Beijing XinLvZhengBaoCheng)

Transferor:
Yuan Huixiong was born on April 22, 1971 , male, a citizen of the PR China.
ID card No.:650103197104223215
Position: Shareholder and Director of Beijing XinLvZhengBaoCheng Education Technology Co. Ltd. (hereinafter referred to Beijing XinLvZhengBaoCheng).

Transferee:
Dalian Northport Information Industry Development Co., Ltd. (hereinafter referred to Dalian Northport)
Address: Room 512, A Section, 1 Huoju Road, Qixianling Industrial Base, High-Tech Zone, Dalian, 116025, Liaoning Province, P.R.China. Transferee’s legal person is Zhao Yan.

This equity interest transfer agreement was made among the aforesaid parties on the basis of amiable negotiations and principles of voluntary participation in accordance with Company Law of the People's Republic of China and other relevant laws and regulations, the four parties agree to perform this agreement subject to the terms and conditions stipulated below.

1.      Brief Introduction to the enterprises to do equity interest transfer

Beijing XinLvZhengBaoCheng Education Technology Co. Ltd. was established after being formally registered with the Beijing Industrial and Commercial Administration Authority on December 21, 2009. The registration number is 110108012503944,. The registered capital is RMB one million Yuan, in which shareholder Jia Yi contributed RMB 0.4 million Yuan in cash, accounting for 40% of the amount; shareholder Wu Peng contributed RMB 0.3 million Yuan in cash, accounting for 30% of amount, and shareholder Yuan Huixiong contributed RMB 0.3 million Yuan in cash, accounting for 30% of the amount.

Dalian Northport Information Industry Development Co.,Ltd is a wholly owned subsidiary of Northport Network Systems Inc. which is a public company in USA.

2.      Quantity of Equity Interest to be Transferred

A total equity interest amount of 65% is being transferred in this transaction.

Jia Yi (Transferor) hereby agrees to transfer 65% of her holding shares accounting for 26% of Beijing Bao Cheng’s equity interest to Dalian Northport (Transferee);

Wu Peng (Transferor) hereby agrees to transfer 65% of his holding shares accounting for 19.5% of Beijing Bao Cheng’s equity interest to Dalian Northport (Transferee);and

Yuan Huixiong (Transferor) hereby agrees to transfer 65% of his holding shares accounting for 19.5% of Beijing Bao Cheng’s equity interest to Dalian Northport (Transferee);

After completion of this transaction, Jia Yi shall continue to hold 14% of Beijing Bao Cheng’s equity interest; Wu Peng shall hold 10.5% of Beijing Bao Cheng’s equity interest; and Yuan Huixiong shall hold 10.5% of Beijing Bao Cheng’s equity interest;

3.      Price of Shares to be transferred

The Transferee shall issue a total of 3,000,000 treasury shares of its parent company--Northport Network Systems Inc., pro-rata to the Transferors, in exchange for the Transferee acquiring an amount of not less than 65% of Beijing Bao Cheng’s Equity Interest and the consideration terms will be as follows:

-The consideration amount is based upon Beijing Bao Cheng’s annual net average profit for the next 3 years being not less than RMB10.245 million Yuan, and the 3 years total net profit will be not less than US Dollars 4.5 million (Exchange rate between USD and RMB 1:6.83) . The consideration of three million shares of Northport Network Systems Inc is based on the calculation of USD $1.50 per share.

4.      Responsibilities of Transferors

4.1 Transferors will ensure that they shall do their utmost to deal with the formalities of alteration of the company registration and complete the relevant legal procedures of the alteration of equity interest within 60 days after the signing of this agreement;

4.2. The Transferors represent and warrant to the Transferee that they legally owned those equity interests to be transferred, as well as the right and power to deal with them entirely and effectively, and also warrant that those equity interests are free and clear of any liens, mortgage and encumbrances whatsoever.

4.3. Transferors will ensure that the funds they obtain for the project will be totally used on the research and development of that project.

5.      Responsibilities of Transferee

5.1 Within 60 day of the signing of this agreement, the Transferee shall issue 1.2 million treasury shares of its parent company-- Northport Network Systems Inc.’s stock to the Transferor-Jia Yi; and shall issue 0.9 million treasury shares to the Transferor-Wu Peng; and shall issue 0.9 million treasury shares to the Transferor-Yuan Huixiong. The total consideration for this transaction will be 3 million shares.

5.2 The Transferee will ensure that the shares to be issued to the transferors by Northport Network Systems Inc. can be traded freely after the limitation to be released

5.3 The Transferee will ensure that the funds raised by Northport Network Systems Inc for the sake of Beijing Bao Cheng’s project will be totally used for the development of that project;

6.      Taxes and Expenses to be undertaken

6.1 All taxes and costs arising from the stock issuance shall be borne by the Transferee;

6.2 The taxes and expenses relating to the Transfer in the process of Equity Interest Transfer will be executed according to the relevant regulations of the State;

6.3 All expenses arising from the alteration of the company registration shall be borne by Transferee.

7.      Responsibilities for Breach of the contract

In case any party cannot appropriately or completely perform the obligations stipulated in this Agreement, the party shall bear the responsibility and pay all the economic losses to the observant party.

8.      Settlement of Disputes

Any dispute arising from the execution of this Agreement shall be settled through friendly consultations by the parties. In the case where no settlement through consultation can be reached or if any of the parties are unwilling to participate in consultation, the disputes shall be submitted to the local People’s Court.

9.      Any matter not covered in the Agreement shall be solved by signing a supplementary agreement of Equity Interest Transfer Agreement. Any discrepancy between the supplementary agreement and this Agreement will be subject to the supplementary agreement.

10.    This Equity Interest Transfer Agreement shall become effective upon signing and stamping by the four parties.

11.    This Agreement has been made in quintuplicate. One copy will be held by each Transferor and two copies are to be held by Transferee. All the copies share the same effectiveness.

/s/ Jia Yi
Signed by Transferor- Jia Yi:	Stamped by Transferee:
Dalian Northport Information Industry
Development Co., Ltd.

/s/ Wu Peng	/s/ Zhao Yan
Signed by Transferor-Wu Peng:	Transferee Legal Representative:

/s/ Yuan Huixong
Signed by Transferor Yuan Huixiong:

Signed on June 18 , 2010